Exhibit 10.4
FIRST AMENDMENT TO
ADMINISTRATIVE AND OPERATING SERVICES AGREEMENT
     This First Amendment to Administrative and Operating Services Agreement (“First Amendment”) is entered into between Copano/Operations, Inc., a Texas corporation (“Copano Operations”) and CPNO Services, L.P. (“CPNO Services”), a Texas limited partnership. Capitalized terms used in this First Amendment that are not otherwise defined herein shall have the meanings set forth in the Services Agreement (as defined herein).
RECITALS
     WHEREAS, Copano Operations and CPNO Services have entered into an Administrative and Operating Services Agreement effective January 1, 2010 (the “Services Agreement”) pursuant to which CPNO Services and Copano Operations provide certain goods and services to each other; and
     WHEREAS, the initial term of the Services Agreement extends through December 31, 2010 and, thereafter, is automatically extended for successive one-year terms unless terminated by either Copano Operations or CPNO Services upon at least 60 days’ written notice prior to the commencement of any such renewal term;
     WHEREAS, the parties have determined that it is in their mutual interest to amend the Services Agreement to provide for its termination by either party at any time upon 60 days’ notice;
     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Copano Operations and CPNO Services hereby agree as follows:
AGREEMENT
SECTION 1. Amendments to Services Agreement.
(i)	Section 2 is hereby deleted in its entirety and the succeeding sections of the Services Agreement are renumbered accordingly.

(ii)	Section 10 is amended in its entirety to read as follows:

“9. Termination. This Agreement shall terminate (i) upon 60 days’ prior written notice by either CPNO Services or Copano Operations or (ii) upon 30 days’ prior written notice by CPNO Services in the event of a “change in control” of Copano Operations. For purposes hereof, “change of control” shall mean a change in the power or authority to direct or cause the direction of the management and policies of Copano Operations whether through ownership of voting securities, by contract or otherwise. Upon termination of this Agreement, except as a result of CPNO Services’ breach thereof, Copano Operations shall remain liable with respect to all continuing contractual obligations and liabilities properly incurred by CPNO Services on behalf of and with the approval of Copano Operations (the

“Existing Obligations”). If any of such Existing Obligations are not assignable to Copano Operations, then such Existing Obligations may be terminated by CPNO Services as of the termination date of this Agreement. Copano Operations shall indemnify CPNO Services for any penalties or expense incurred by CPNO Services as a result of the early termination of any Existing Obligations.”
     SECTION 2. Services Agreement to Remain in Full Force and Effect. The Services Agreement, as amended hereby, shall remain in full force and effect.
     SECTION 3. Further Assurances. The parties will execute such additional documents and instruments, and take such further actions, as are necessary or appropriate to give effect to the terms of this First Amendment.
     SECTION 4. Applicable Law. This First Amendment shall be governed by and construed in accordance with laws in the State of Texas, without regard to the principles of conflicts of law.
     SECTION 5. Execution. This First Amendment may be executed in multiple counterparts, each of which shall be deemed in original but all of which shall be deemed one instrument.
     IN WITNESS WHEREOF, the parties have executed this First Amendment on October 26, 2010.

COPANO/OPERATIONS, INC.
By:	/s/ Douglas L. Lawing
Douglas L. Lawing
President

CPNO SERVICES, L.P.
By:	CPNO Services GP, L.L.C.
its General Partner

/s/ R. Bruce Northcutt
R. Bruce Northcutt
President and Chief Executive Officer